AMENDMENT NUMBER 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NUMBER 2 to EMPLOYMENT AGREEMENT (this “Amendment No. 2”) is made as of December 1, 2008, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Wayne Hale (the “Executive”).

RECITALS

A.  The Company and the Executive are parties to an Employment Agreement, made as of March 1, 2007, and amended as of August 30, 2007 (collectively, the “Agreement”).

B.   The Company and the Executive desire to amend certain provisions of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, effective as of the effective date of the Agreement (the “Effective Date”).

THE PARTIES AGREE AS FOLLOWS:

1.           Section 409A.  The Agreement is amended to add the following new Section 15 at the end thereof, effective on the Effective Date:

“15.           Section 409A.

(a)           To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the Treasury regulations promulgated under Section 409A.  In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A.

(b)           To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(c)           Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company’s Compensation Committee) on the date of his termination of employment, and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation that will violate the requirements of Section 409A(a)(2) if paid at the time specified in the Agreement, then the payment thereof shall be postponed to and paid on the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”), and the remaining amounts or benefits shall be paid at the times otherwise provided under the Agreement. The Company and the Executive may agree to take other actions to avoid a violation of Section 409A at such time and in such manner as permitted under Section 409A.  If this Section 15(c) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination. If a benefit subject to the delayed payment rules of this Section 15(c) is to be provided other than by the payment of money to the Executive, then the provision of such benefit prior to the Delayed Payment Date is conditioned on pre-payment by the Executive to the Company of the full taxable value of the benefit and following the Delayed Payment Date, the Company shall repay the Executive for the payments made by the Executive pursuant to the terms of this sentence which would otherwise not have been required of the Executive.

(d)           The Executive’s date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Code Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Executive is a “Specified Employee” on the date of termination, shall be the date on which the Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

(e)           Notwithstanding any provision of this Agreement to the contrary, the time of payment of any performance shares that are subject to Section 409A as “nonqualified deferred compensation” and that vest pursuant to this Agreement shall not be accelerated unless such acceleration complies with the requirements of Section 409A of the Code, as determined pursuant to applicable guidance issued thereunder.  If the payment of vested performance shares cannot be accelerated pursuant to this provision, payment shall include interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date when payment of the vested performance shares would otherwise have been made.

(f)           Notwithstanding any provision of this Agreement to the contrary, to the extent the Company is required pursuant to this Agreement to reimburse expenses incurred by the Executive, and such reimbursement obligation is subject to Section 409A of the Code, the Company shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment (if applicable) to the extent subject to Section 409A.  Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

(g)           Notwithstanding any provision of this Agreement to the contrary, if Executive becomes entitled to the payment of severance benefits pursuant to this Agreement upon termination of employment as a result of Executive’s disability, the Company shall pay such disability benefits in accordance with the Company’s payroll policy (whether or not such payroll is monthly) for the period otherwise specified under this Agreement.

(h)           Notwithstanding any provision of this Agreement to the contrary, benefit payments under the SERB Plan shall be made to Executive in the manner provided under the SERB Plan, as amended by the Company to comply with Section 409A of the Code.  Except as otherwise provided in the SERB Plan, no benefits shall be payable hereunder prior to death, disability or termination of employment.”

2.           Incorporation of Amendment and Agreement.  Except as explicitly set forth in this Amendment, the parties do not intend to modify the terms and conditions of the Agreement, those terms and conditions shall remain in full force and effect, and they shall be incorporated into this Amendment by this reference.

3.           Miscellaneous.

A.
This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

B.
Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

C.
This Amendment shall be interpreted and construed in accordance with the laws of the State of California.  Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed effective as of the Effective Date.

CENTURY ALUMINUM COMPANY	EXECUTIVE
By: /s/ Logan Kruger	By: /s/ Wayne Hale
Name: Logan Kruger Title: President and Chief Executive Officer	Name: Wayne Hale